Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Fourth Quarter and Fiscal 2008 Results

Fourth Quarter Net Loss of $5.22 Per Diluted Share Including Non-Cash Charges of $7.39 per Diluted Share; and Excluding Non-Cash Charges, Net Income of $2.17 Per Diluted Share

Fiscal 2008 Net Loss of $10.12 Per Diluted Share Including Non-Cash Charges of $7.69 Per Diluted Share; and Excluding Non-Cash Charges, Net Loss of $2.43 Per Diluted Share

YORK, Pa.--(BUSINESS WIRE)--March 11, 2009--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the fourth quarter and fiscal 2008 ended January 31, 2009.

For the fourth quarter of fiscal 2008, the Company reported a net loss of $87.7 million, or $5.22 per diluted share, compared with net income of $75.2 million, or $4.43 per diluted share, for the fourth quarter of fiscal 2007. The loss in the fourth quarter of fiscal 2008 included non-cash asset impairment charges to reduce the reported value of long-lived and intangible assets and to provide a valuation allowance for deferred tax assets. The combined impact in the fourth quarter of fiscal 2008 was a charge of $7.39 per diluted share; and excluding the non-cash charges, net income was $2.17 per diluted share (See Note 1). Net income in the fourth quarter of fiscal 2007 was negatively impacted by an asset impairment charge of $0.16 per diluted share.

For fiscal 2008, the Company reported a net loss of $169.9 million, or $10.12 per diluted share, including a second quarter non-cash goodwill impairment charge of $0.71 per diluted share, a third quarter favorable tax benefit adjustment of $0.42 per diluted share, and the fourth quarter non-cash charges related to long-lived and intangible assets and deferred tax assets of $7.40 per diluted share, compared with net income of $11.6 million, or $0.68 per diluted share, reported in fiscal 2007. Excluding the non-cash charges, net loss in fiscal 2008 was $2.43 per diluted share (See Note 1). Net income in fiscal 2007 included an asset impairment charge of $0.16 per diluted share.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “We managed our business conservatively and controlled capital, inventory and expenses in 2008. Despite our efforts throughout the year, fiscal 2008 earnings and cash flow were negatively impacted by the difficult economic environment and waning consumer confidence. Accordingly, we announced on January 29, 2009 our cost savings plan for fiscal 2009 detailing the actions we are taking to ensure that our organization is appropriately structured for this environment and can emerge as a stronger company. This plan is expected to yield a minimum of $70 million in annual savings. These expense savings, which will benefit our selling, general and administrative expenses and our gross margin, combined with lower capital spending and inventory levels, will positively impact our 2009 cash flow. The one-time costs associated with the expense reductions, including severance, are approximately $2 million.”

Mr. Bergren continued, “Consistent with the retail industry in general, the highly promotional climate and soft holiday season led to higher net markdowns and a decline in our gross margin rate as compared with the same period last year. That said, by carefully managing our inventory levels, we were able to reduce comparable store inventories by approximately 13% below the year-end 2007 level as well as improve the aging of our inventory. In addition, we continued to control our expenses and were pleased that during the fourth quarter we realized a net reduction of $15.8 million in our selling, general and administrative expenses, which contributed to a total reduction of SG&A of $33.1 million in 2008. Our excess borrowing capacity under our credit facility at the end of fiscal 2008 was $269 million, $194 million above the $75 million minimum availability covenant under our credit facility.”

Mr. Bergren concluded, “We believe consumer spending in fiscal 2009 will continue to be impacted by the weak economy, rising unemployment and all-time low consumer confidence. Therefore, we are projecting a decline in comparable stores sales and, accordingly, we are planning a reduction in inventory receipts until we see signs of improving consumer sentiment. As previously announced, we are also reducing capital expenditures to $40 million as we manage our business with an emphasis on maintaining cash flow and strong liquidity. We are also focused on executing strategic initiatives that will drive market share in 2009, and growth and profitability in our business when the economy recovers. We believe that our positioning as a source of differentiated product at value-driven price points is more attractive than ever in these challenging times, and we plan to capitalize on these attributes.”

Sales

For the fourth quarter of fiscal 2008, comparable store sales decreased 9.7% compared with the prior year period. Total sales for the thirteen weeks decreased 9.4% to $1,031.4 million compared with $1,138.9 million for the prior year period.

Fiscal 2008 comparable store sales decreased 7.4% compared with the prior year period. Fiscal 2008 total sales decreased 7.0% to $3,130.0 million compared with $3,365.9 million for the prior year period.

Other Income

Other income in the fourth quarter of fiscal 2008 decreased to $28.4 million compared with $32.7 million in the fourth quarter of fiscal 2007. For fiscal 2008, other income decreased to $95.4 million compared with $102.7 million in the prior year period. The decrease in the fourth quarter and fiscal 2008 amounts primarily reflects the reduced sales volume.

Gross Margin

In the fourth quarter of fiscal 2008, gross margin dollars decreased $69.7 million compared with the fourth quarter of fiscal 2007, reflecting the current year decrease in sales volume and margin rate. The gross margin rate for the fourth quarter of fiscal 2008 declined by 2.8 percentage points to 34.7% of net sales compared with 37.5% in the fourth quarter of fiscal 2007, reflecting increased promotional activities and net markdowns. For fiscal 2008, gross margin dollars decreased $120.8 million compared with the prior year period, reflecting the current year decrease in sales volume and margin rate. For fiscal 2008, the gross margin rate declined 1.1 percentage points to 35.0% of net sales compared with 36.1% in the prior year period, reflecting an increased net markdown rate.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of fiscal 2008 decreased $15.8 million to $269.4 million compared with $285.2 million in the fourth quarter of fiscal 2007. The SG&A expense rate for the fourth quarter of fiscal 2008 was 26.1% compared with 25.0% for the fourth quarter of fiscal 2007, reflecting the reduced sales volume. For fiscal 2008, SG&A expenses decreased $33.1 million to $1,033.5 million compared with $1,066.7 million in the prior year period. For fiscal 2008, the SG&A expense rate increased by 1.3 percentage points to 33.0% compared with 31.7% in the prior year period, reflecting the reduced sales volume.

EBITDA

EBITDA, defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests, goodwill impairment and other impairment charges, decreased $58.2 million in the fourth quarter of fiscal 2008 to $116.7 million compared with $174.9 million in the fourth quarter of fiscal 2007. For fiscal 2008, EBITDA decreased $94.8 million to $156.9 million compared with $251.8 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 2).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $1.0 million to $29.9 million in the fourth quarter of fiscal 2008 compared with $30.9 million in the fourth quarter of fiscal 2007. For fiscal 2008, depreciation and amortization expense, including amortization of lease-related interests, increased $0.2 million to $122.2 million compared with $122.0 million in the prior year period.

Goodwill and Other Impairment Charges

In accordance with accounting pronouncements, a review was completed of the carrying value of certain long-lived and intangible assets in the fourth quarter of fiscal 2008 and, as a result, the Company recorded charges of $25.9 million to reduce the reported value of these assets. In addition, in the second quarter of fiscal 2008, the Company recorded a $17.8 million impairment charge to write-off the value of its goodwill. These are non-cash charges and do not impact the Company’s cash position, EBITDA or ability to generate positive cash flow in fiscal 2009.

Interest Expense, Net

Interest expense, net, decreased $1.5 million to $24.4 million in the fourth quarter of fiscal 2008 compared with $25.9 million in the fourth quarter of fiscal 2007. The decrease reflects reduced interest rates in the period. For fiscal 2008, interest expense, net, decreased $10.3 million to $97.8 million compared with $108.2 million in the prior year period, primarily reflecting decreased borrowing levels and reduced interest rates and $1.0 million of prior year expense incurred for the extinguishment of debt.

Income Taxes

The Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), requires that companies assess whether valuation allowances should be established against their deferred tax assets based on consideration of all available evidence using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook, and a recent three-year historical cumulative loss is considered a significant factor that is difficult to overcome.

In accordance with SFAS No. 109, the Company has evaluated its deferred tax assets each reporting period, including assessment of its cumulative income over the prior three-year period, to determine if valuation allowances were required. A significant negative factor that was difficult to overcome was the Company’s three-year historical cumulative loss as of the fourth quarter of fiscal 2008. This, combined with uncertain near-term economic conditions, reduced the Company’s ability to rely on its projections of future taxable income in establishing its deferred tax assets valuation allowance. SFAS No. 109 guidelines require that a full valuation allowance now be established on nearly all our net deferred tax assets due to events and developments that occurred during the fourth quarter of fiscal 2008. Accordingly, the Company established a deferred tax asset valuation allowance of $108.5 million through a charge to tax expense.

The establishment of a valuation allowance does not have an impact on our cash position, nor does such an allowance preclude us from using our loss carryforwards, tax credits or other deferred tax assets in the future. Further, establishment of this valuation allowance is not the result of a significant change in our view of the Company’s long-term financial outlook.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s March 5, 2009 sales press release, our February excess borrowing capacity under our revolving credit facility was $197 million, well above the required minimum availability of $75 million, reflecting the significant available borrowing capacity under this facility.”

Mr. Plowman continued, “Our guidance for full-year fiscal 2009 EBITDA is a range of $140 to $155 million and loss per diluted share is a range of $3.40 to $4.30. Additionally, our current estimate for cash flow (See Note 3) is a range of $5 million to $20 million for the year, permitting us to manage and reduce our year-end debt levels. Assumptions reflected in this guidance include:

  Comparable store sales decrease in the range of 6.5% to 9.0%;
  Gross margin rate of 35.5% to 36.0%;
  SG&A expense decrease of a minimum of $70 million as a result of our previously announced cost saving initiatives;
  Effective tax rate of 0%;
  Capital expenditures of $40 million, net of landlord contributions; and
  Estimated weighted average shares outstanding of 17 million.”

Mr. Plowman continued, “We recognize this is a difficult retail and macroeconomic environment. We are providing our best projected view as of today with respect to 2009. We continue to manage our business appropriately in a challenging environment, namely managing our balance sheet for cash and liquidity, in order to maintain strong excess borrowing capacity under our credit facility, and reducing capital expenditures, without jeopardizing long-term initiatives.

The Company’s quarterly conference call to discuss fourth quarter and fiscal 2008 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling (888) 791-4322 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, March 25, 2009. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 1758245.

The Bon-Ton Stores, Inc. operates 280 department stores, which includes twelve furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; potential increase in pension obligations; consumer spending patterns and debt levels; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with opening new stores or expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon vendor relationships; a privacy breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; the ability to realize the expected benefits from our planned changes in operating structure and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: A reconciliation of net (loss) income amounts per diluted share to adjusted net income (loss) per diluted share amounts is provided in the financial schedules accompanying this release.

Note 2: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests, goodwill impairment and other impairment charges. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 3: As used in this release, cash flow reflects the forecasted pre-tax loss, plus depreciation and amortization and minus capital expenditures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	January 31,	February 2,
(Unaudited)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$19,719	$21,238
Merchandise inventories	666,081	754,802
Prepaid expenses and other current assets	113,441	78,332
Deferred income taxes	-	17,536
Total current assets	799,241	871,908
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $498,556 and $418,279 at January 31, 2009 and February 2, 2008, respectively	832,763	885,455
Deferred income taxes	9,994	87,357
Goodwill	-	17,767
Intangible assets, net of accumulated amortization of $30,611 and $21,917 at January 31, 2009 and February 2, 2008, respectively	148,171	165,872
Other long-term assets	31,152	39,272
Total assets	$1,821,321	$2,067,631
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$143,423	$220,158
Accrued payroll and benefits	36,116	49,902
Accrued expenses	179,073	166,603
Current maturities of long-term debt	6,072	5,656
Current maturities of obligations under capital leases	2,730	2,239
Deferred income taxes	7,328	-
Income taxes payable	62	899
Total current liabilities	374,804	445,457
Long-term debt, less current maturities	1,083,449	1,079,841
Obligations under capital leases, less current maturities	65,319	67,217
Other long-term liabilities	163,572	112,055
Total liabilities	1,687,144	1,704,570
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 14,880,173 and 14,614,111 at January 31, 2009 and February 2, 2008, respectively	149	146
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at January 31, 2009 and February 2, 2008	30	30
Treasury stock, at cost - 337,800 shares at January 31, 2009 and February 2, 2008	(1,387)	(1,387)
Additional paid-in-capital	144,577	139,805
Accumulated other comprehensive (loss) income	(59,464)	799
Retained earnings	50,272	223,668
Total shareholders' equity	134,177	363,061
Total liabilities and shareholders' equity	$1,821,321	$2,067,631

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands except share and per share data)	January 31,	February 2,	January 31,	February 2,
(Unaudited)	2009	2008	2009	2008

Net sales	$1,031,408	$1,138,892	$3,129,967	$3,365,912
Other income	28,418	32,711	95,448	102,657
	1,059,826	1,171,603	3,225,415	3,468,569

Costs and expenses:
Costs of merchandise sold	673,707	711,459	2,034,960	2,150,131
Selling, general and administrative	269,441	285,235	1,033,525	1,066,663
Depreciation and amortization	28,702	29,749	117,382	117,055
Amortization of lease-related interests	1,232	1,137	4,866	4,978
Goodwill impairment	-	-	17,767	-
Other impairment charges	25,905	4,070	25,905	4,070
Income (loss) from operations	60,839	139,953	(8,990)	125,672
Interest expense, net	24,428	25,884	97,847	108,165

Income (loss) before income taxes	36,411	114,069	(106,837)	17,507
Income tax provision	124,118	38,871	63,093	5,945

Net (loss) income	$(87,707)	$75,198	$(169,930)	$11,562

Per share amounts –
Basic:
Net (loss) income	$(5.22)	$4.51	$(10.12)	$0.70

Basic weighted average shares outstanding	16,809,727	16,666,370	16,797,275	16,545,101

Diluted:
Net (loss) income	$(5.22)	$4.43	$(10.12)	$0.68

Diluted weighted average shares outstanding	16,809,727	16,972,704	16,797,275	17,073,198

Other financial data:
EBITDA (2)	$116,678	$174,909	$156,930	$251,775

(1) Per share amount reconciliation

The following table reconciles net income (loss) per diluted share to adjusted net income (loss) per diluted share to reflect the impact of certain non-cash charges for the periods indicated:

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
	January 31,	February 2,	January 31,	February 2,
(Unaudited)	2009	2008	2009	2008

Net (loss) income per diluted share	$(5.22)	$4.43	$(10.12)	$0.68

Adjustments:
Goodwill impairment, net of tax	-	-	0.71	-
Other impairment charges, net of tax	0.94	0.16	0.94	0.16
Favorable tax benefit	-	-	(0.42)	-
Valuation allowance for deferred tax assets	6.45	-	6.46	-
Adjustments total	7.39	0.16	7.69	0.16

Adjusted net income (loss) per diluted shares	$2.17	$4.59	$(2.43)	$0.84

(2) EBITDA Reconciliation

The following table reconciles net loss to EBITDA for the periods indicated:

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands)	January 31,	February 2,	January 31,	February 2,
(Unaudited)	2009	2008	2009	2008

Net (loss) income	$(87,707)	$75,198	$(169,930)	$11,562
Adjustments:
Income tax provision	124,118	38,871	63,093	5,945
Interest expense, net	24,428	25,884	97,847	108,165
Depreciation and amortization	28,702	29,749	117,382	117,055
Amortization of lease-related interests	1,232	1,137	4,866	4,978
Goodwill impairment	-	-	17,767	-
Other impairment charges	25,905	4,070	25,905	4,070

EBITDA	$116,678	$174,909	$156,930	$251,775

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President Investor and Public Relations
mkerr@bonton.com